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                                                                  EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT


Board of Directors
IWL Communications, Incorporated


   We consent to incorporation by reference in the Registration Statement on Form S-8 of IWL Communications Inc. of our report dated May 5, 1997, except as to Note 15, which is as of May 27, 1997, relating to the consolidated balance sheets of IWL Communications, Inc. and Subsidiaries as of June 30, 1995 and 1996 and March 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended June 30, 1996 and 1995 and for the nine months ended March 31, 1997 which report appears in the final prospectus filed with the Securities and Exchange Commission on June 12, 1997.



                                               KPMG Peat Marwick LLP

Houston, Texas
July 29, 1997